Exhibit 18.1
May 5, 2010
Oncothyreon Inc.
2601 Fourth Avenue, Suite 500
Seattle, Washington
Dear Sirs/Madams:
We have audited the consolidated financial statements of Oncothyreon, Inc. and subsidiaries as of December 31, 2009 and 2008, and for each of the two years in the periods then ended, included in your 2009 Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated May 5, 2010, which expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement discussed in Note 2 and change in accounting for licensing revenue in 2008. Note 2 to such consolidated financial statements contains a description of your change in accounting policy during the year ended December 31, 2008 for license deliverables that qualify as a separate unit of accounting from recognition over the applicable amortization period (the “Proportional Performance Model”) to recognition upon commencement of the license term (the “Specific Performance Model”), assuming all other revenue recognition criteria have been met. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.
Yours truly,
/s/ Deloitte & Touche LLP
Seattle, Washington